Exhibit 99.1
FROM:
Newtek Business Services Corp.
http://www.thesba.com
Investor Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@thesba.com
Public Relations
Contact: Simrita Singh
Telephone: (212) 356-9566 / ssingh@thesba.com

Newtek Business Services Corp. Closes Public Offering of 2,300,000 Shares of Common Stock

New York - October 15, 2015 - Newtek Business Services Corp. (Nasdaq Global Market: NEWT) (“Newtek” or “The Company”) announced today that it has closed an underwritten offering of 2,300,000 shares of common stock at a public offering price of $16.50. The 2,300,000 shares include the underwriters’ exercise of their option to purchase an additional 300,000 shares of Newtek Common Stock. The current outstanding share count at the close of this offering is approximately 12.6 million shares. Keefe, Bruyette & Woods, Inc., Raymond James & Associates, Inc. and JMP Securities LLC acted as joint bookrunners for this offering, and Ladenburg Thalmann & Co. Inc. and Compass Point Research & Trading, LLC acted as co-managers.

About Newtek Business Services Corp.

Newtek Business Services Corp., The Small Business Authority®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to over 100,000 SMB accounts across all 50 States to help them grow their sales, control their expenses and reduce their risk.

Newtek’s products and services include: Business Lending, Electronic Payment Processing, Managed Technology Solutions (Cloud Computing), eCommerce, Accounts Receivable Financing, The Secure Gateway, The Newtek Advantage™, Insurance Services, Web Services, Data Backup, Storage and Retrieval and Payroll.
The Small Business Authority® is a registered trade mark of Newtek Business Services Corp., and neither are a part of or endorsed by the U.S. Small Business Administration.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “continuing”, “potentially”, “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/.

For more information, please visit the following websites:
www.thesba.com

Contacts:

Newtek Business Services Corp.
Barry Sloane
Chairman and CEO
212-356-9500
bsloane@thesba.com

# # #